Exhibit 99.1


          QUESTAR SUBSIDIARY ENDS QUEST FOR KERN RIVER
                       December 31, 1995

     SALT LAKE CITY -- Questar Pipeline Co. said today it will not complete the purchase of Tennessee Gas Pipeline Co.'s 50 percent interest in the Kern River Gas Transmission Co. following a Federal Trade Commission (FTC) decision to oppose the transaction.

     The FTC announced Wednesday it would file a lawsuit if the purchase were closed. The FTC cited concerns over potential anti-competitive aspects of the proposed purchase.

     Tennessee and Questar filed documents with the FTC in September to comply with federal requirements. In subsequent months, Tennessee and Questar conducted extensive discussions with the FTC staff and provided information to demonstrate the purchase would not reduce competition for gas-transportation services in Utah.

     Kern River is a 904-mile pipeline system that begins near Opal, Wyo., runs through the northern and western portions of Salt Lake City, and on to Daggett in San Bernardino County, Calif. From there, Kern River is part of a joint pipeline system with Mojave Pipeline that extends to a point near Bakersfield, Calif.

     Questar Pipeline is a subsidiary of Salt Lake City-based Questar Corp. (NYSE: STR)